23.2   Consent of KPMG Peat Marwick LLP

The Board of Directors
Prime Bancorp, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-33307) on Form S-8, as amended, of Prime Bancorp, Inc. of our report dated April 14, 1998, relating to the statements of net assets of the Prime Bancorp, Inc. Retirement Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets for the years then ended, which report appears in the December 31, 1996 annual report on Form 11-K/A (Amendment No. 1) of Prime Bancorp, Inc.


/s/ KPMG Peat Marwick LLP

Philadelphia, PA
April 8, 1998

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